UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

THE X-CHANGE CORPORATION
(Exact name of registrant as specified in charter)

Nevada	002-41703	90-0156146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12655 N orth Central Expressway, Suite 1000 Dallas, TX	75243
(Address of principal executive offices)	(Zip Code)

1.888.889.0888
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 12, 2012, the Company entered into an Asset Purchase Agreement (Exhibit 99.1) with Cannabis Science, Inc. to acquire its rights and interest in the Joint Venture Operating Agreement (Exhibit 99.2) with dupetit Natural Products GmbH for total consideration of $175,000, including 5,000,000 common shares in the Company with a fair market value of $150,000 plus the assumption of up to $25,000 in liabilities.  On December 12, 2012, Cannabis Science, Inc. signed an Addendum to Joint Venture Operating Agreement with dupetit Natural Products GmbH clarifying voting rights and compensation structure under the Agreement.

Under the Joint Venture Operating Agreement, the Company has acquired a 90% interest in all products, brands and trademarks in dupetit Natural Products GmbH and an equivalent participation in net operating profits worldwide.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Robert Kane was appointed Director and President effective December 13, 2012.

Mr. Kane worked as a registered representative for Stifel Nicolaus & Co. from November 2008 to December 2009.  From January 2010 to February 2011, Mr. Kane worked as president of Cannabis Consulting, Inc.  Mr. Kane has worked as vice president of investor relations for Cannabis Science, Inc. from September 2011 to present.

Mr. Alfredo Dupetit was appointed Director and V.P. of European Operations on December 13, 2012.

Mr. Dupetit is the owner and operator of Dupetit Natural Products GmbH (“DNPG”) since January 2006. Under the expertise of Mr. Dupetit, DNPG is a manufacturer and wholesaler of organic hemp products, including cosmetics and nutriceuticals. He also owns and operates BioScent (www.bioscent.info) since January 2006, which manufactures and distributes 100% natural and organic perfumes.  Mr. Dupetit has extensive expertise in developing and producing of organic and hemp based cosmetics.

Item 9.01 Financial Statements and Exhibits

 Exhibits

Exhibit 99.1	Asset Purchase Agreement
99.2	Joint Venture Operating Agreement / Addendum to Joint Venture Operating Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 20, 2012	The X-Change Corporation

/s/ R. Wayne Duke
R. Wayne Duke, Director